Exhibit 99

Granite City Reports 23.7% Increase in Revenue in First Quarter 2012

Acquired Cadillac Ranch Restaurants Contribute $5.0 Million to Sales Growth

MINNEAPOLIS May 8, 2012 — Granite City Food & Brewery Ltd. (NASDAQ: GCFB), a Modern American upscale casual restaurant chain, today reported results for the first quarter ended March 27, 2012.

Highlights were as follows:

•                  Total restaurant sales increased 23.7% to $28.6 million for the first quarter of 2012 from $23.1 million in the first quarter of 2011

•                  Restaurant-level Income Before Occupancy (“IBO”) of $7.3 million for the first quarter of 2012 increased $1.8 million over the first quarter of 2011

•                  Restaurant-level IBO, as a percentage of sales increased to 25.7% compared to 23.9% in the first quarter of 2011

•                  Company records approximately $1.6 million in Adjusted EBITDA in first quarter of 2012

•                  Granite City restaurant guest counts increased 3.6% quarter over quarter

•                  Granite City restaurant sales increased 1.9% in the first quarter of 2012 over the first quarter of 2011

“We are certainly pleased to see the results of our team’s hard work in our first quarter financials,” said Robert Doran, Chief Executive Officer of Granite City.  “A lot of events have occurred in the past year that are now starting to drive our sales and restaurant-level income.  The Cadillac Ranch restaurants are performing very well and have been integrated nicely into our overall structure.  That group contributed $5 million in new revenue during the first quarter and continues to operate at the level we expected.  Likewise, the Granite City restaurants continue to show gains in same store sales, guest counts and operational efficiency.  We recently rolled out a new menu in the Granite City restaurants that brings our beer and food to life, and are receiving very nice reviews.  I am especially pleased with our new tag line “Where Food & Beer is More Than a Craft — It’s an Art.”  This represents our commitment to bringing the best food and service to our customers.  Finally, our new restaurant in Troy opened today and we are excited to review the results of the new prototype restaurant and the reaction to it by our Troy customers.  We expect this restaurant to open to a strong reception by our customers and further contribute to our operating results.”

First Quarter 2012 Financial Results

Total revenue for first quarter 2012 increased by 23.7% to $28.6 million compared to $23.1 million for the first quarter of 2011.  The five Cadillac Ranch restaurants acquired in November and December of 2011 accounted for approximately $5.0 million of the $5.5 million increase in sales.  Total cost of sales before occupancy was $21.2 million in the first quarter of 2012 or 74.3% of sales compared to prior year first quarter cost of sales before occupancy of $17.6 million or 76.1% of sales.

General and administrative expenses were $2.5 million or 8.9% of revenue for the first quarter of 2012 compared to $1.8 million or 7.8% of revenue for the first quarter of 2011.  With the addition of several key members of management in connection with our May 2011 transaction with CDP, we expect general and administrative expenses to run at this higher rate in future months.  We believe that the benefit of restaurant, menu and food upgrades and future restaurant unit growth will help to offset these expenses in the long term.  We will monitor these expenses closely and expect to make adjustments as needed.

The net loss for the first quarter of 2012 was $1.2 million compared to a net loss of $87,000 in the first quarter of 2011. Additional depreciation due to the purchase of Cadillac Ranch, expenses related to pre-opening costs, and one-time costs related to the Cadillac Ranch acquisition totaled approximately $850 thousand, thus affecting our net income in the first quarter of 2012.  Additionally, the prior year quarter received a benefit of approximately $475 in lease related costs due to negotiated settlements with certain landlords at that time. Net loss per share available to common shareholders was $(0.30) and $(0.01) for the first quarters of 2012 and 2011, respectively.  Net loss per share available to common shareholders in the first quarter of 2012 included $(0.04) attributable to a declared dividend.  There was a weighted average of 4.8 million and 7.4 million shares of common stock outstanding in the first quarter of 2012 and 2011, respectively.

Outlook

Excluding the pending Cadillac Ranch acquisition in Pittsburgh, guidance for fiscal year 2012 is as follows:

•                  Net sales are anticipated to be between $115 million and $125 million.

•                  Adjusted EBITDA is expected to be between $7 million and $8 million. As the reconciliation table below indicates, we derive EBITDA by adding back the following items to operating loss:  net interest expense, non cash compensation, disposal and exit activities and any related gain or (loss), depreciation and amortization, pre-opening costs and any provision for income taxes.  Due to the company having many capital leases, we further reduce EBITDA for the difference between the fixed rent recorded and the actual amount paid for rent expense to generate Adjusted EBITDA.

•                  The range of guidance above is due to variance that could occur in the timing of completion of the anticipated 2012 Granite City restaurant openings and additional restaurant enhancements.

First Quarter 2012 Conference Call

The company will host a conference call to discuss its first quarter 2012 financial results on Wednesday, May 9, 2012 at 10:00 a.m. Central Time.  The call may be accessed by calling 1- 800-723-6604 and referencing code 4259193. A replay of the call will be available for 30 days and may be accessed by calling 1- 888-203-1112 and entering replay code 4259193.

About Granite City

Granite City Food & Brewery is a Modern American upscale casual restaurant chain.  The Granite City menu features affordable yet high quality family favorite menu items prepared from made-from-scratch recipes and served in generous portions. The sophisticated yet unpretentious restaurants, proprietary food and beverage products, attractive price points and high service standards combine for a great dining experience. Granite City opened its first restaurant in St. Cloud, Minnesota in 1999 and currently operates 26 Granite City restaurants and five Cadillac Ranch restaurants in 13 states.  Additional information can be found at the Company’s website (www.gcfb.net).

Forward-Looking Statements and Non-GAAP Financial Measurements

Certain statements made in this press release of a non-historical nature constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated.  Such factors include, but are not limited to, changes in economic conditions, changes in consumer preferences or discretionary consumer spending, a significant change in the performance of any existing restaurants, our ability to continue funding our operations and meet our debt service obligations, and the risks and uncertainties described in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 23, 2012.

Additionally, this press release contains certain non-GAAP financial measures, including references to restaurant-level IBO, company-wide EBITDA and adjusted EBITDA.  As compared to the nearest GAAP measurement for our company, restaurant-level IBO represents revenue less cost of food, beverage, labor and restaurant operating costs.  We use restaurant-level IBO and restaurant-level IBO as a percentage of revenue as internal measurements of restaurant-level operating performance. Restaurant-level IBO as we define it may not be comparable to similar measurements used by other companies and is not a measure of performance or liquidity presented in accordance with GAAP.  We believe that restaurant-level IBO is an important component of our financial results because it is a widely used measurement within the restaurant industry to evaluate restaurant-level productivity, efficiency, and performance.  We use restaurant-level IBO as a means of evaluating our restaurants’ financial performance compared with our competitors. As compared to the nearest GAAP measurement for our company, company-wide EBITDA represents operating loss with the add-back of depreciation and amortization, net loss on disposal of assets and exit or disposal costs. We use company-wide EBITDA as a way to measure our overall internal operational performance without restaurant closings and as a means of evaluating our financial performance compared with our competitors.  As compared to the nearest GAAP measurement for our company, adjusted EBITDA represents operating loss with the add-back of interest expense, pre-opening expenses, acquisition costs, depreciation and amortization, gain on disposal of assets, exit or disposal costs, non-cash share-based compensation and any provision for income taxes, and further adjusts for the difference between the amount of fixed rent recorded on the statements of operations and the actual amount paid for rent expense.  We use adjusted EBITDA as a way to measure our overall internal operational performance without restaurant openings and/or closings and as a means of evaluating our restaurants’ financial performance compared with our competitors.  These non-GAAP measurements should not be used as substitutes for net loss, net cash provided by or used in operations or other financial data prepared in accordance with GAAP. Schedules of reconciliations of restaurant-level IBO, company-wide EBITDA and adjusted EBITDA for the first quarters of 2012 and 2011 are provided herein.

Finally, in order to provide supplemental results of operations information, we have included certain adjusted financial measures. In particular, we have presented various financial metrics for comparable restaurants, which are those restaurants that we have operated for more than 18 months, and our new restaurants which are those restaurants that we have operated for 18 months or less.  The contributions of these groups of restaurants to company-wide performance are set forth herein.

Contacts:	Robert J. Doran	James G. Gilbertson

	Chief Executive Officer	Chief Financial Officer

	(952) 697-2393	(952) 215-0676

Granite City Food & Brewery Ltd.

Condensed Consolidated Statements of Operations

	Thirteen Weeks Ended
	March 27,	March 29,
	2012	2011

Restaurant revenue	$28,570,000	$23,093,632

Cost of sales:
Food, beverage and retail	7,621,653	6,175,056
Labor	9,377,433	8,056,045
Direct restaurant operating	4,228,618	3,351,559
Occupancy	2,370,502	1,495,394
Total cost of sales	23,598,206	19,078,054

Pre-opening	234,489
General and administrative	2,528,694	1,813,606
Acquisition costs	364,680	—
Depreciation and amortization	1,769,131	1,525,001
Exit or disposal activities	16,885	(191,477)
Loss (gain) on disposal of assets	27,878	(82,947)
Operating income	30,037	951,395

Interest:
Income	23	1,461
Expense	(1,241,371)	(1,040,277)
Net interest expense	(1,241,348)	(1,038,816)

Net loss	$(1,211,311)	$(87,421)

Loss per common share, basic	$(0.30)	$(0.01)

Weighted average shares outstanding, basic	4,752,308	7,383,744

Selected Balance Sheet Information

	March 27,	December 27,
	2012	2011

Cash	$1,347,191	$2,128,299
Current assets, including cash	$3,355,587	$4,626,534
Total assets	$66,540,213	$60,932,417
Current liabilities	$13,696,516	$13,903,942
Total liabilities	$68,508,845	$61,769,369
Shareholders’ deficit	$(1,968,632)	$(836,952)

Non-GAAP Reconciliations Q1 2012 Results

	Comparable Restaurants	% of Sales	New Restaurants	% of Sales	Total for All Restaurants As Reported	% of Sales

Restaurant revenues	$23,529,322	100%	$5,040,678	100%	$28,570,000	100%

Cost of sales:
Food, beverage and retail	6,310,932	26.8%	1,310,721	26.0%	7,621,653	26.7%
Labor	8,136,013	34.6%	1,241,420	24.6%	9,377,433	32.8%
Direct restaurant operating expenses	3,454,504	14.7%	774,114	15.4%	4,228,618	14.8%

Restaurant-level IBO*	$5,627,873	23.9%	$1,714,423	34.0%	$7,342,296	25.7%

Occupancy					2,370,502	8.3%
Pre-opening					234,489
Acquisition costs					364,680
General and administrative					2,528,694	8.9%

Company-wide EBITDA*					1,843,931	6.5%

Depreciation and amortization					1,769,131
Exit or disposal activities, other					44,763
Operating loss					30,037
Interest:
Income					23
Expense					(1,241,371)
Net interest expense					(1,241,348)

Net loss					$(1,211,311)

Non-GAAP Reconciliations Q1 2012 Adjusted EBITDA

Net loss	$(1,211,311)

Net interest expense	1,241,348
Exit or disposal activities	16,885
Loss (gain) on disposal of assets	27,878
Depreciation and amortization	1,769,131
Pre-opening	234,489
Acquisition costs	364,680
Share-based compensation	81,051
Lease adjustment	(928,250)

Adjusted EBITDA*	$1,595,901

 *See accompanying disclosure regarding use of non-GAAP financial measures.

Certain percentages may not foot due to rounding.

Non-GAAP Reconciliations Q1 2011 Results

	Comparable Restaurants	% of Sales	New Restaurants	% of Sales	Total for All Restaurants As Reported	% of Sales

Restaurant revenues	$23,093,632	100%	$—	—	$23,093,632	100%

Cost of sales:
Food, beverage and retail	6,175,056	26.7%	—	—	6,175,056	26.7%
Labor	8,056,045	34.9%	—	—	8,056,045	34.9%
Direct restaurant operating expenses	3,351,559	14.5%	—	—	3,351,559	14.5%

Restaurant-level IBO*	$5,510,972	23.9%	$—	—	$5,510,972	23.9%

Occupancy					1,495,394	6.5%
Pre-opening					—
Acquisition costs					—
General and administrative					1,813,606	7.9%

Company-wide EBITDA*					2,201,972	9.5%

Depreciation and amortization					1,525,001
Exit or disposal activities, other					(274,424)
Operating loss					951,395
Interest:
Income					1,461
Expense					(1,040,277)
Net interest expense					(1,038,816)

Net loss					$(87,421)

*See accompanying disclosure regarding use of non-GAAP financial measures.

Certain percentages may not foot due to rounding.